Exhibit 99.1
ASSURANCEAMERICA CORPORATION ANNOUNCES NOVEMBER UNAUDITED RESULTS AND $100 MILLION CONTROLLED PREMIUM MILESTONE
ATLANTA, GEORGIA -— December 30, 2005
Atlanta based ASSURANCEAMERICA CORPORATION (OTC BB: ASAM.OB), today announced its unaudited financial results for November and the eleven months ended November 30, 2005.
Revenues for the month of November increased 87% to $3.7 million, compared to $2.0 million for 2004. Pretax earnings and net income (which were the same) increased 5,705% for November 2005 to $191,000, compared to $3,000 in 2004.
Revenues for the first eleven months of 2005 increased 51% to $33.2 million, compared with $22.0 million for the same period of 2004. The Company increased pretax earnings and net income 1,297% for the first eleven months of 2005 to $2.2 million, compared with a loss of $172,000, in the same period last year.
Total controlled premium (a non-GAAP financial measure), which includes gross written premium in the Carrier and MGA’s underwriting operations plus premiums for policies sold in the retail Agency subsidiary, increased 55% from $6.3 million in November of 2004 to $9.8 million for November of 2005. Total controlled premium increased 42% to $101.4 million for the first eleven months of 2005 from the comparable 2004 period. Total controlled premium is used by the Company as a primary measure of the underlying growth of the Company’s revenue streams from period to period.
In announcing November’s results, Lawrence (Bud) Stumbaugh, President and CEO of AssuranceAmerica Corporation said, “A first time event is always exciting. When it is a positive event like crossing the $100 million threshold in total controlled premium as AssuranceAmerica just did, it is both an exciting and gratifying event. We want to express gratitude to our company associates, our agency partners and our policyholders for helping us break above $100 million in controlled premium. More important than achieving this benchmark, however, is the fact that our profits have increased at an even faster pace than our premium growth so far this year.”
AssuranceAmerica focuses on the specialty automobile insurance marketplace, primarily in Florida, Georgia, Alabama and South Carolina. Its principal operating subsidiaries are TrustWay Insurance Agencies (“Agency”), which sells personal automobile insurance policies through its 32 retail agencies, AssuranceAmerica Managing General Agency (“MGA”), and AssuranceAmerica Insurance Company (“Carrier”).
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, as discussed in the Company’s filings with the U.S. Securities Exchange Commission (SEC).
Contact:
AssuranceAmerica Corporation
Atlanta, Georgia
Renée A. Pinczes
770-952-0200 Ext. 105
770-984-0173 — Fax
RPinczes@aainsco.com